Exhibit 99.1

Rocky L. Duckworth Joins Glori Energy’s Board of Directors

HOUSTON, August 14, 2014 (GLOBAL NEWSWIRE) --- Glori Energy Inc. (Nasdaq: GLRI) (“Glori”), an energy technology company focused on enhanced oil recovery through its proprietary AEROTM System, today announced the addition of Mr. Rocky L. Duckworth to its board of directors. A former KPMG partner, Mr. Duckworth brings more than 37 years of oil and gas business and audit related experience to the Glori board. Glori intends that Mr.Duckworth will ultimately transition into the role of Chairman of the Audit Committee. In addition, current Glori board members Larry Aschebrook and Michael P. Schulhof have stepped down as directors.

Stuart Page, CEO of Glori Energy, said: “The Glori team has always been proud of our experienced and involved board of directors. As we continue to transition from a private to a public company, Rocky Duckworth brings exceptional talent and know-how to the board that will help us continue to uphold the highest standards in financial reporting and compliance. I am grateful for the support, leadership and guidance provided by Mickey Schulhof as the founding investor and longest serving board member, and of Larry Aschebrook as venture investor and board member. I thank both of them for their continued support.”

Mr. Schulhof said: “Contributing to Glori’s success from its founding in 2005 to its debut on the NASDAQ has been very exciting. Glori has a promising future and I continue to support Stuart and the entire team as they continue to expand Glori’s reach as a public company.”

Mr. Aschebrook said: “I have enjoyed working with Glori’s experienced board of directors and leadership team over the past several years to successfully launch Glori into the public realm. I offer my continued support as Glori executes on the next phase of its growth strategy.”

Mr. Duckworth said: “I am excited to join such an exceptional team and am committed to contributing to Glori’s success through my new role on the board of directors. ”

At KPMG, Mr. Duckworth served global energy clients and served as the energy industry leader of the audit practice in Houston. He was also a SEC Reviewing Partner assisting other audit partners responsible for the audits of financial statements and internal control over financial reporting to ensure compliance with the SEC rules and regulations. He currently serves on the boards and audit committees of Northern Tier Energy GP LLC (NYSE: NTI), the general partner of Northern Tier Energy LP, and Magnum Hunter Resources Corporation (NYSE: MHR).

Mr. Duckworth is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He was also a member of the working committee that wrote and edited the 2010 edition of the AICPA Audit and Accounting Guide, Entities with Oil and Gas Producing Activities. He received his BSc with honors in accounting from Oklahoma State University and holds his CPA license in Texas and Oklahoma.

ABOUT GLORI ENERGY INC.

Glori Energy Inc. (Nasdaq: GLRI) is a Houston-based energy technology company known for its proprietary AEROTM System, a highly efficient, biotechnology process for increasing oil recovery from existing reservoirs. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped. Glori’s AERO technology recovers trapped oil by stimulating a reservoir’s native microorganisms to sustainably increase the ultimate incremental recovery. Glori applies its technology to fields the company acquires and redevelops onshore in the U.S., and also provides its AERO System as a service to third party E&P companies. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including earnings, revenues, expenses, margins, or any other financial expectations are not realized; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and  the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori’s ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

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